RoomLinX Announces Closing of $2.25 Million Financing

Capital Utilized to Retire Approximately $2.1MM in Debt and Fund Operations

DENVER, CO -- (MARKET WIRE) -- June 14, 2007 -- RoomLinX, Inc. (PINKSHEETS: RMLX), a leading provider of wireless and wired Internet solutions to the hospitality industry, today announced the closing of approximately $2.25 million in financing.

On June 11, 2007, RoomLinX entered into a Securities Purchase Agreement with certain accredited and institutional investors, pursuant to which they agreed to sell up to $3.5 million Convertible Debentures due in five years. Each investor under the Purchase Agreement received an option, exercisable for a six month period from the closing to purchase additional Convertible Debentures in an amount up to 50% of the original amount of Convertible Debentures purchased.

The Convertible Debentures will initially be convertible into Series B Preferred Stock. The Series B Preferred Stock will not be convertible into Common Stock until such time as the Company has sufficient number of shares of Common Stock authorized to permit the conversion of the Convertible Debentures into Common Stock, at which time the Convertible Debentures will automatically be convertible into Common Stock and not Series B Preferred Stock. The ultimate conversion price into shares of Common Stock of the Convertible Debentures will be $0.02 per share. The ultimate conversion price into shares of Common Stock of any additional Convertible Debenture will be $0.03 per share. The Convertible Debentures and any additional Convertible Debenture will bear interest at an annual rate of six percent (6%), payable quarterly, either in cash or, at the Company's election, shares of RoomLinX's capital stock.

RoomLinX will retire approximately $2,131,112 of outstanding debt of the Company. The $2,131,112 debt outstanding will be retired for approximately $907,089. This will result in a one-time gain of approximately $1,224,023 for RoomLinX, which will be added to additional paid in capital on their balance sheet. The remaining will be approximately $1,342,911 from this financing and will be used for general working capital to increase RoomLinX's services and footprint for Wi-Fi related opportunities in the hospitality industry throughout the United States.

Mike Wasik, CEO of RoomLinX, commented, "I am very proud of my team. Within 18 months we have been able to get this company to sustained cash flow positive, eliminate approximately $3MM in short and long term debt, and secure working capital to execute our business strategy. With the right team in place, our strengthened balance sheet and strong financial partners, I look forward to taking this company to the next level."

About RoomLinX, Inc.

RoomLinX is a pioneer in Broadband High Speed Wireless Internet connectivity, specializing in providing the most advanced Wi-Fi Wireless and Wired networking solutions for High Speed Internet access to Hotel Guests, Convention Center Exhibitors, Corporate Apartments, and Special Event participants. Designing, deploying and servicing site-specific wireless networks for the hospitality industry is RoomLinX's core competency. www.roomlinx.com.

Safe Harbor

Certain statements in this news release, including statements that we "believe," "expect," "intend," "plan" or words of similar import, are forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of experimental studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of the Company's Securities and Exchange Commission filings available at http://www.sec.gov.

Contact:
Michael Wasik
CEO
RoomLinX, Inc.
mwasik@roomlinx.com
(303) 544-1111, x101

OR

Alan Sheinwald
Alliance Advisors, LLC
(914) 669-0222
asheinwald@allianceadvisors.net